EXHIBIT 11
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                      GOLD STANDARD, INC. AND SUBSIDIARIES
                    Computation of Net Loss per Common Share
                             Years Ended October 31,



                                          2002           2001           2000
                                     -----------    -----------    ------------

Numerator:
   Net loss attributable to common
      shares                         $  (529,144)   $  (678,410)   $   (597,680)

Denominator:
   Weighted average common share
      outstanding                      1,269,858      1,269,858       1,251,228

Basic and diluted loss per share:
   Net loss attributable to
      common shares                  $      (.42)   $      (.53)   $       (.48)


NOTE 1 - Warrants to purchase shares of common stock were outstanding during 2002, 2001, and 2000 but were not included in the computation of diluted loss per share because the warrants' exercise price was greater than the average market price of the common shares.